YTB International, Inc. Anticipates Record Travel Sales in 2008

Travel Company Offers Great Opportunities to Reps and RTAs

WOOD RIVER, IL, January 31, 2008 - YTB International, Inc. (OTC PK: YTBLA) (“YTB” or the “Company”), a leading provider of Internet-based travel booking services for travel agencies and home-based independent RTAs in the United States, announced today that it anticipates that travel sales could exceed $1 billion in 2008, surpassing the total travel sold in the Company’s first seven years of business.

It should be noted that while YTB tracks the aggregate value of the travel services sold, only the commissions arising from such sales, not the amount of such sales themselves, are reflected in YTB’s financial statements.

“We began 2007 as a travel company few people outside of YTB had ever heard of. We ended the year as Travel Weekly’s 35th largest travel agency in America (as reported for 2006), and we experienced a record setting day at YTB with more than 12,000 cruise passenger bookings on Carnival Cruise Lines. Also, YTB Travel Network’s CEO J. Kim Sorensen was named one of the 33 most influential travel executives, along with the founders of Enterprise Rent-A-Car and Virgin Atlantic Airways,” said YTB founder and CEO Scott Tomer. “These accolades, along with our ever-increasing business initiatives and growth rate, give me no doubt that 2008 will be another record-setting year for YTB, which means a year of new opportunities for Reps and RTAs.”

YTB’s RTAs, the people who offer YTB’s wide array of travel services, more than doubled in 2007, growing from just over 60,000 to more than 130,000. It was also a record year for YTB Reps, who received one and a half times more Leadership Bonuses compared to the first six years of YTB’s business.

“The abilities and successes of our Reps and RTAs never ceases to amaze and inspire me,” continued Tomer. “The fact that we are on track to be among the twelve largest travel agencies in the country with more that $1 billion in sales is just incredible. And we are committed to giving the team the support they need - from improved training and more sophisticated technology platforms to a larger office support team.”

Among the projects expected to launch in 2008 are the development of a next generation booking engine that will enable YTB to increase the products sold through the travel store, expansion of the YTB Outdoors, YTB Fly Free, and YTB Cars sites, and growth in Canada, Bermuda, and the Bahamas as those countries come online.

I.	About YTB International

Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, the Bahamas, and the U.S. Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network division establishes and maintains travel vendor relationships, books online travel transactions, collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division builds online reservation systems for suppliers within the travel industry. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

# # #

Media Contact:
Lauren Barker
Levick Strategic Communications for YTB International, Inc.
Phone: 202.973.1342
Mobile: 443.618.9169
Email: lbarker@levick.com

Investor Contact:
Garth Russell / Yemi Rose
KCSA Worldwide for YTB International, Inc.
Phone: 212.896.1250 / 212.896.1233